UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.        )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Tesla, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On November 4, 2025 and November 5, 2025, Tesla, Inc. (“Tesla”), Elon Musk, Kimbal Musk and Joe Gebbia posted on X, copies of which are attached hereto as Exhibit 1. On November 5, 2025, Dr. Shane Goodwin, Executive Director, SMU Corporate Governance Initiative, a Governance Advisor to the Special Committee of Tesla’s Board of Directors, participated in a conversation with Ed Ludlow on Bloomberg Technology. A copy of the transcript is attached hereto as Exhibit 2.

Additional Information and Where to Find It

Tesla has filed with the U.S. Securities and Exchange Commission (the ”SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for Tesla’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). The Definitive Proxy Statement contains important information about the matters to be voted on at the 2025 Annual Meeting. SHAREHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2025 ANNUAL MEETING. Shareholders are able to obtain free copies of these documents, and other documents filed with the SEC by Tesla, through the website maintained by the SEC at www.sec.gov. In addition, shareholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participant Information

Tesla, its directors (Elon Musk, Robyn Denholm, Ira Ehrenpreis, Joe Gebbia, Jack Hartung, James Murdoch, Kimbal Musk, JB Straubel and Kathleen Wilson-Thompson), and certain of its executive officers (Vaibhav Taneja and Tom Zhu) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Tesla’s shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the sections titled “Executive Compensation for Fiscal Year 2024” and “Compensation of Directors” in the Definitive Proxy Statement commencing on pages 130 and 152, respectively, and is available here. Information regarding the participants’ holdings of Tesla’s securities can be found in the section titled “Ownership of Securities” in the Definitive Proxy Statement commencing on page 160 and is available here.

Exhibit 1

Tesla @Tesla

Last day to vote your Tesla shares ahead of our Annual Meeting – deadline is 10:59pm CT tonight

Vote "FOR" Proposals 1, 3 and 4

votetesla.com

9:05 AM · Nov 5, 2025 · **51.2K** Views

114 178 983 15

Tesla @Tesla

😃

DON'T
MESS
WITH

5:22 PM · Nov 4, 2025 · **1.5M** Views

964 1.8K 13K 363

Joe Gebbia reposted

Tsla Archive
@tesla_archive · Member
Fan account

Subscribe

🚨**BREAKING: SOUTH KOREA'S NATIONAL PENSION SERVICE BACKS ELON MUSK'S $1 TRILLION TESLA PAY PACKAGE** 🇰🇷

South Korea's National Pension Service voted in favor of Tesla CEO Elon Musk's $1 trillion stock compensation package but opposed the personal company investment proposal! $TSLA

연합뉴스경제TV
국민연금, 머스크 1조달러
테슬라 보상안 찬성
연합인포맥스 송하린 기자
2025.11.05
0:01 / 0:37

2:33 AM · Nov 5, 2025 · **69.3K** Views

30 248 2.4K 33

Exhibit 2

Ed Ludlow: Tesla shares are pushing higher ahead of tomorrow’s big shareholder meeting, where the spotlight will be on Elon Musk’s proposed $1 trillion compensation plan. Let’s bring in Shane Goodwin, Executive Director for SMU Corporate Governance Initiative. Shane was a governance advisor to the Special Committee, engaged to counsel them on corporate governance matters, including satisfaction of fiduciary duties under Texas law, when that Special Committee of two on Tesla’s Board put the package together. Shane, welcome back to Bloomberg Tech. I want to start by just clarifying some things for our audience. Now that the proxy is filed and the proposed compensation plan is out there, have you continued to be engaged with Tesla’s Special Committee, or was that work finished?

Shane Goodwin: No, we’ve still been very actively involved with the Special Committee throughout this whole process. Obviously, that was just the start of it, to kind of work with them, but we’re working with them ongoing, and they’ve been engaged with all their advisors, and legal advisors, along the way.

Ed Ludlow: And since the proxy was filed, and shareholders became aware of the terms of the proposed compensation agreement, what is it specifically that you have been talking to the Special Committee and the Board about?

Shane Goodwin: Well, the issues that [most people see] a lot of the headlines that come up, and how can we [proactively really address those] and more importantly, it’s really to make sure that it’s clear. Obviously, as your viewers certainly saw, the proxy advisors came out and actually commented on the plan and some other aspects as well. And then, we just wanted to make sure that the shareholders, not the proxy advisors, were very fully informed about what the plan is and why this is different from what the ISS or Glass Lewis is really reviewing.

Ed Ludlow: So, the biggest headline of this week is that Norway’s sovereign wealth fund came out and voted no against the proposed pay package. Not an advisory but an actual shareholder, I believe Tesla’s ninth biggest shareholder. And their argument was very simple, that they appreciated the significant value that Mr. Musk has created, but argue that this proposal, the total size of the award is too great, and like the advisory services, they’re worried about dilution. Could you respond to that dilution part?

Shane Goodwin: Yeah, well first, let me just address obviously, they also opposed the pay plan on the ratification last year as well. So, for me, it was a little hard to understand kind of the rhetoric versus the reality because they’ve been a shareholder in Tesla since 2011. So right after the IPO, they had a very small position, and they’ve actually continued to build that position to where they are today. So, although they may have some concerns, they’ve enjoyed the benefit of nearly a 40,000 percent increase in their share value during that particular time and constantly adding to their position. So, they’re obviously willing to enjoy the benefits of that.

You know with respect to the dilution, it’s been very clear about what the plan was, and I know we talked about this last time, Ed, which was when the Special Committee, Robyn Denholm and Kathleen Wilson-Thompson, sat down with Elon to understand not only his vision for Master Plan IV, but obviously what he wants to accomplish, and Elon has been very clear about this, and obviously the Chair as well, which is, he wanted to make sure he has enough voting influence and that number was around 25 percent, that would matter for him. This has been discussed as well, which is the Committee reviewed numerous ways of finding a way to actually accomplish the voting and decoupling the economics. And unfortunately, under current exchange rules that we have today with Nasdaq, NYSE has similar rules, you can’t go and do a hide vote or a class listing once you’ve been listed on the exchange.

Ed Ludlow: Shane, we’ve also spoken to Tesla’s Board Chair Robyn Denholm subsequently since you were on the program right. And there is an acknowledgment that there is a very real risk that if this is a “no” vote in the end, Elon Musk either leaves Tesla, or he pares back his activities in a different role, or he focuses more attention elsewhere. You are privy to these conversations. You’ve just told us that. What is the Plan B? What is the, I guess, mitigation of key man risk in the event you don’t secure the votes?

Shane Goodwin: Yeah, and I know Robyn has addressed this specifically with you and Caroline as well. You know quite frankly, and this is really what I classify really as kind of a Super Bowl performance that we’re doing right now. We’re focused on winning the game and not looking at what happens if we lose. I actually do believe that the shareholders are going to come out in a very strong way tomorrow and really support not only the plan, but the directors, who are obviously up for nomination. And all the proposals that are put forth. And I think a lot of that is already out there. So, I don’t think there’s really a need to focus on Plan B. I can assure you that they are a very diligent Board, they thought through these things, but I think everyone is very focused on winning.

Ed Ludlow: We continue to get the same question for you and for the Board, which is, this is the first vote under Texas law. What do shareholders need to know that’s different under Texas law from what they voted previously under Delaware law?

Shane Goodwin: Yeah, I would say the biggest one that comes up is that, you know, insiders, particularly in a transaction like this, are allowed to vote their shares in this particular election. So, you know, Elon’s shares will definitely be counted and included as part of this process, whereas previously, as it was discussed within Delaware, it’s not. I think that’s really the fundamental big change, but quite frankly, if everyone recalls, the previous plan the 2018 plan, both originally in 2018, but also in the ratification in 2024, it had over 70 plus percent shareholder approval, which did not include Elon’s in that particular time. So, I do think we’re going to have a lot more support here than some of the headlines are reacting to right now. But that is really one of the bigger changes here for Texas.

Ed Ludlow: Shane Goodwin, Executive Director for SMU Corporate Governance Initiative and an advisor to the Special Committee on Tesla’s Board that put together the proposed pay package. Thank you very much.